NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CORELOGIC REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Irvine, Calif., October 25, 2017 - CoreLogic® (NYSE: CLGX), a leading global provider of property information, insight, analytics and data-enabled solutions, today reported financial results for the quarter ended September 30, 2017.

Strong Operating Results Highlighted by Significant Revenue Outperformance
of Market Trends and Margin Expansion; Share Repurchase Targets Increased

•
Revenues of $483 million down 8% as the benefits of growth in insurance, spatial and international operations as well as new products, market share gains and pricing actions in mortgage and real estate solutions were more than offset by the impact of an estimated 25% decline in U.S. mortgage origination unit volumes.

•
Operating income from continuing operations totaled $62 million, a 27% decline attributable primarily to legal settlement costs and lower U.S. mortgage origination unit volumes which more than offset the revenue upsides discussed above, as well as productivity and cost management program benefits.

•
Net income from continuing operations was down 14% to $31 million driven principally by legal settlement costs and lower U.S. mortgage origination unit volumes which more than offset operating benefits discussed above. Diluted EPS from continuing operations was $0.36, a decrease of 10%. Adjusted EPS of $0.72 was largely in-line with the prior year.

•	Adjusted EBITDA totaled $139 million, 3% below prior year, as revenue mix, cost productivity and operating leverage benefits drove Adjusted EBITDA margin to 29% compared to 27% in the prior year.

•	Mercury Network acquisition completed to further expand the Company’s collateral valuation technology and platform solutions offerings.

•	Credit facility amended to extend tenor and increase borrowing capacity by more than $500 million.

•	Company repurchased 2 million common shares in the quarter. Year-to-date share repurchases totaled 3 million shares for $132 million.

•	Company raises full-year 2017 share repurchase target by 10%.

“CoreLogic delivered a very strong operating performance in the third quarter. As we did throughout the first half, we expanded revenues in our insurance, spatial and international operations and continued to deploy new products, pick up market share and take pricing actions in mortgage and real estate solutions. Our core mortgage operations have unmatched scale and capabilities which ensure we are strategic partners to our clients and allow us to continue to significantly outperform U.S. mortgage market volume trends,” said Frank Martell, President and Chief Executive Officer of CoreLogic. “Demand for unique property-related solutions and insights has never been greater across the real estate ecosystem. This demand is reflected in our organic growth rate for 2017 which we believe to be a very strong result in the face of the ongoing reset of the U.S. mortgage market to a purchase-driven cycle.”

“Adjusted EBITDA margins were up substantially versus the prior year to 29%. We believe these gains demonstrate the positive impacts of improving revenue mix, efficiency and operating leverage and help validate we are on track to hit our longer term adjusted EBITDA margin goals. Our relentless focus on building unique and market-leading solutions and driving for best-in-class operational and cost efficiencies has resulted in the creation of a durable and highly cash generative business model. This model has allowed us to return $1.2 billion to our shareholders over the past 6 years. This year alone, we have repurchased almost 4% of our outstanding shares for $132 million,” Martell added.

Financial Highlights

Third quarter reported revenues totaled $483 million compared with $524 million in the same 2016 period and $474 million in the second quarter of this year. During the quarter, market share and pricing-related gains as well as contributions from new products in both the Property Intelligence (PI) and the Risk Management and Work Flow (RMW) segments helped to partially offset the impact of an estimated 25% decline in U.S. mortgage origination unit volumes.  RMW revenues totaled $227 million, a decline of 8%, as the benefits from market outperformance, pricing and new product growth partially offset lower mortgage market volumes. PI revenues declined 8% to $258 million as higher insurance, spatial solutions and international revenues were more than offset by lower valuation solutions revenues attributable to reduced U.S. mortgage market volumes and planned vendor diversification by a significant appraisal management client.

Operating income from continuing operations totaled $62 million for the third quarter, 27% below the same 2016 period. The year-over-year decline in operating income was primarily driven by legal settlement costs totaling approximately $18 million and the impact of an estimated 25% decline in U.S. mortgage loan origination volumes that collectively more than offset the revenue upsides discussed above, as well as the benefits of ongoing productivity and cost management programs. Operating margin was 13% of revenues, including the unfavorable impact of approximately 360 basis points attributable to the previously discussed legal settlement costs, compared with 16% in the prior year.

Third quarter net income from continuing operations totaled $31 million, down 14% from prior year. The decrease resulted primarily from the impacts of the legal settlement costs and lower U.S. mortgage market volumes discussed previously as well as higher interest costs, which more than offset the operating benefits discussed above. Diluted EPS from continuing operations totaled $0.36 for the third quarter of 2017 compared with $0.40 in 2016. Adjusted EPS totaled $0.72 compared with $0.73 in 2016.

Adjusted EBITDA totaled $139 million in the third quarter compared with $143 million in the same prior year period and $135 million in the second quarter of this year. The modest year-over-year decline in adjusted EBITDA was principally attributable to the estimated 25% decline in U.S. mortgage unit volumes which were largely offset by operating leverage and cost productivity program benefits. Adjusted EBITDA margin was 29%, up from 27% in the same prior year period. PI segment adjusted EBITDA totaled $72 million compared to $68 million in 2016 as the benefits of growth in insurance, spatial and international operations, significantly higher valuation solutions related margins and cost productivity initiatives more than offset lower mortgage market volumes. PI adjusted EBITDA margin rose approximately 400 basis points to 28% fueled primarily by revenue mix and higher valuation solutions margins. RMW adjusted EBITDA was $76 million, down 10% from 2016 levels, as market outperformance, pricing and new product growth and cost management partially offset the impacts of lower mortgage origination volumes. RMW adjusted EBITDA margin was 33%, down approximately 100 basis points year-over-year. RMW margins were up approximately 100 basis points compared with the second quarter of 2017.

Liquidity and Capital Resources

In June 2017, the Company acquired a 45% stake in Mercury Network for $70 million which was funded through available capacity on its revolving credit facility. In August 2017, the Company closed the acquisition of the remaining 55% of Mercury Network for $83 million which was funded by cash on hand and through available capacity on the revolving credit facility. Mercury Network is a technology company headquartered in Oklahoma City, providing software used by more than 800 small and medium-sized mortgage lenders and appraisal management companies to manage their collateral valuation operations.

In August 2017, the Company completed an amendment of its senior secured credit facility which increased borrowing capacity by more than $500 million, and extended tenor by 28 months to August 2022. Upon closing, the Company’s amended senior secured credit facility consisted of $1,800 million of outstanding term loans and a $700 million revolving credit facility.

At September 30, 2017, the Company had cash and cash equivalents of $149 million compared with $72 million at December 31, 2016. Total debt as of September 30, 2017 was $1,822 million compared with $1,619 million as of December 31, 2016. As of September 30, 2017, the Company had available capacity on its revolving credit facility of $700 million.

Net operating cash provided by continuing operations for the twelve months ended September 30, 2017 was $365.4 million. Free cash flow (FCF) for the twelve months ended September 30, 2017 totaled $293 million which represented 61% of adjusted EBITDA. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets.

During the third quarter, CoreLogic repurchased 2 million of its common shares for $92 million. Year-to-date, the Company has repurchased 3 million or about 4% of our common shares for $132 million, and has increased its full year stock repurchase target by 10% to 3.65 million shares.

Teleconference/Webcast

CoreLogic management will host a live webcast and conference call on Thursday, October 26, 2017, at 8:00 a.m. Pacific time (11:00 a.m. Eastern Time) to discuss these results. All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com. Alternatively, participants may use the following dial-in numbers: 1-844-861-5502 for U.S./Canada callers or 1-412-858-4604 for international callers.

Additional detail on the Company's third quarter results is included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com.

A replay of the webcast will be available on the CoreLogic investor website for 10 days and also through the conference call number 1-877-344-7529 for U.S. participants, 855-669-9658 for Canada participants or 1-412-317-0088 for international participants using Conference ID 10112615.

Media Contact: Alyson Austin, office phone: 949-214-1414, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

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About CoreLogic

CoreLogic (NYSE: CLGX) is a leading global property information, analytics and data-enabled solutions provider. The Company's combined data from public, contributory and proprietary sources includes over 4.5 billion records spanning more than 50 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, and the public sector. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed solutions. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in North America, Western Europe and Asia Pacific. For more information, please visit www.corelogic.com.

Safe Harbor / Forward Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's share repurchase amounts, cost reductions, market share gains and pricing actions, and productivity excellence; the Company's overall financial performance, including future revenue and profit growth, and the Company's margin and cash flow profile; the Company's 2017 financial guidance and assumptions thereunder; including those related to the mortgage market overall; and the Company's plans to continue to return capital to shareholders through the share repurchase program. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as amended or updated by our Quarterly Reports on Form 10-Q. These additional risks and uncertainties include but are not limited to: limitations on access to or increase in prices for data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; compromises in the security of our data, including the transmission of confidential information or systems interruptions; difficult conditions in the mortgage and consumer lending industries and the economy generally; our ability to protect proprietary rights; our cost reduction program, technology and growth strategies and our ability to effectively and efficiently implement them; risks related to the outsourcing of services and international operations; our indebtedness and the restrictions in our various debt agreements; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; the inability to control the operations or dividend policies of our partially-owned affiliates; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

This press release contains certain non-GAAP financial measures which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the most directly comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included in this press release. The Company is not able to provide a reconciliation of projected adjusted EBITDA or projected adjusted earnings per share to respective GAAP results due to the unknown effect, timing and potential significance of special charges or gains.

The Company believes that its presentation of non-GAAP measures, such as adjusted EBITDA, adjusted EPS and FCF, provides useful supplemental information to investors and management regarding the Company's financial condition and results. Adjusted EBITDA is defined as net income from continuing operations adjusted for interest, taxes, depreciation and amortization, stock compensation, non-operating gains/losses and other adjustments. Adjusted EPS is defined as diluted income from continuing operations, net of tax per share, adjusted for stock compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments; tax affected at an assumed effective tax rate of 35% and 36% for 2017 and 2016, respectively. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies.

(Additional Financial Data Follow)

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2017	2016	2017	2016
Operating revenues	$483,131	$523,896	$1,396,960	$1,477,644
Cost of services (excluding depreciation and amortization shown below)	244,186	275,469	745,314	785,578
Selling, general and administrative expenses	131,323	118,208	346,723	344,288
Depreciation and amortization	45,326	44,498	131,668	127,433
Total operating expenses	420,835	438,175	1,223,705	1,257,299
Operating income	62,296	85,721	173,255	220,345
Interest expense:
Interest income	393	736	1,323	1,921
Interest expense	16,686	15,084	45,352	49,039
Total interest expense, net	(16,293)	(14,348)	(44,029)	(47,118)
Loss on extinguishment of debt and other, net	(3,095)	(20,056)	(6,513)	(17,873)
Income from continuing operations before equity in (losses)/earnings of affiliates and income taxes	42,908	51,317	122,713	155,354
Provision for income taxes	11,851	15,922	36,759	51,984
Income from continuing operations before equity in (losses)/earnings of affiliates	31,057	35,395	85,954	103,370
Equity in (losses)/earnings of affiliates, net of tax	(229)	607	(1,232)	595
Net income from continuing operations	30,828	36,002	84,722	103,965
(Loss)/gain from discontinued operations, net of tax	(74)	(936)	2,421	(998)
Gain from sale of discontinued operations, net of tax	—	—	310	—
Net income	$30,754	$35,066	$87,453	$102,967
Basic income per share:
Net income from continuing operations	$0.37	$0.41	$1.01	$1.18
(Loss)/gain from discontinued operations, net of tax	—	(0.01)	0.03	(0.01)
Gain from sale of discontinued operations, net of tax	—	—	—	—
Net income	$0.37	$0.40	$1.04	$1.17
Diluted income per share:
Net income from continuing operations	$0.36	$0.40	$0.99	$1.16
(Loss)/gain from discontinued operations, net of tax	—	(0.01)	0.03	(0.01)
Gain from sale of discontinued operations, net of tax	—	—	—	—
Net income	$0.36	$0.39	$1.02	$1.15
Weighted-average common shares outstanding:
Basic	83,362	87,584	84,114	88,141
Diluted	85,090	89,188	85,840	89,701

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except par value)	September 30,	December 31,
Assets	2017	2016
Current assets:
Cash and cash equivalents	$149,411	$72,031
Accounts receivable (less allowance for doubtful accounts of $10,149 and $8,857 as of September 30, 2017 and December 31, 2016, respectively)	278,485	269,229
Prepaid expenses and other current assets	45,802	43,060
Income tax receivable	7,039	6,905
Assets of discontinued operations	744	662
Total current assets	481,481	391,887
Property and equipment, net	453,876	449,199
Goodwill, net	2,244,183	2,107,255
Other intangible assets, net	491,072	478,913
Capitalized data and database costs, net	329,566	327,921
Investment in affiliates, net	37,425	40,809
Deferred income tax assets, long-term	1,341	1,516
Restricted cash	13,532	17,943
Other assets	87,412	92,091
Total assets	$4,139,888	$3,907,534
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$161,004	$168,284
Accrued salaries and benefits	82,700	107,234
Deferred revenue, current	297,128	284,622
Current portion of long-term debt	92,454	105,158
Liabilities of discontinued operations	2,014	3,123
Total current liabilities	635,300	668,421
Long-term debt, net of current	1,704,849	1,496,889
Deferred revenue, net of current	500,994	487,134
Deferred income tax liabilities, long term	130,114	120,063
Other liabilities	162,494	132,043
Total liabilities	3,133,751	2,904,550

Stockholders' equity:
Preferred stock, $0.00001 par value; 500 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00001 par value; 180,000 shares authorized; 82,374 and 84,368 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	1	1
Additional paid-in capital	290,251	400,452
Retained earnings	812,402	724,949
Accumulated other comprehensive loss	(96,517)	(122,418)
Total stockholders' equity	1,006,137	1,002,984
Total liabilities and equity	$4,139,888	$3,907,534

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	For the Nine Months Ended
	September 30,
(in thousands)	2017	2016
Cash flows from operating activities:
Net income	$87,453	$102,967
Less: Income/(loss) from discontinued operations, net of tax	2,421	(998)
Less: Gain from sale of discontinued operations, net of tax	310	—
Net income from continuing operations	84,722	103,965
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	131,668	127,433
Amortization of debt issuance costs	4,263	4,333
Provision for bad debt and claim losses	12,268	11,064
Share-based compensation	29,558	29,859
Excess tax benefit related to stock options	—	(2,352)
Equity in losses/(earnings) of affiliates, net of taxes	1,232	(595)
Gain on sale of property and equipment	(227)	(21)
Deferred income tax	(7,038)	10,283
Loss on extinguishment of debt and other, net	6,513	17,873
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(5,655)	(36,737)
Prepaid expenses and other current assets	2,414	(8,671)
Accounts payable and accrued expenses	(40,681)	(3,393)
Deferred revenue	26,037	35,814
Income taxes	644	32,981
Dividends received from investments in affiliates	1,198	8,773
Other assets and other liabilities	21,765	(13,335)
Net cash provided by operating activities - continuing operations	268,681	317,274
Net cash provided by/(used in) operating activities - discontinued operations	3,660	(468)
Total cash provided by operating activities	$272,341	$316,806
Cash flows from investing activities:
Purchase of subsidiary shares from noncontrolling interests	$—	$(18,023)
Purchases of property and equipment	(28,534)	(35,156)
Purchases of capitalized data and other intangible assets	(25,744)	(27,212)
Cash paid for acquisitions, net of cash acquired	(189,442)	(396,816)
Purchases of investments	—	(3,366)
Proceeds from sale of property and equipment	316	21
Change in restricted cash	5,481	1,990
Net cash used in investing activities - continuing operations	(237,923)	(476,111)
Net cash used in investing activities - discontinued operations	—	—
Total cash used in investing activities	$(237,923)	$(476,111)
Cash flows from financing activities:
Proceeds from long-term debt	$1,995,000	$915,000
Debt issuance costs	(14,294)	(6,314)
Debt extinguishment premium	—	(14,246)
Repayment of long-term debt	(1,796,661)	(647,286)
Shares repurchased and retired	(132,460)	(112,961)
Proceeds from issuance of shares in connection with share-based compensation	6,330	13,119
Payment of tax withholdings related to net share settlements	(13,629)	(9,544)
Excess tax benefit related to stock options	—	2,352
Net cash provided by financing activities - continuing operations	44,286	140,120
Net cash provided by financing activities - discontinued operations	—	—
Total cash provided by financing activities	$44,286	$140,120
Effect of exchange rate on cash and cash equivalents	(1,324)	(890)
Net change in cash and cash equivalents	$77,380	$(20,075)
Cash and cash equivalents at beginning of period	72,031	99,090
Less: Change in cash and cash equivalents - discontinued operations	3,660	(468)
Plus: Cash swept from/(to) discontinued operations	3,660	(468)
Cash and cash equivalents at end of period	$149,411	$79,015

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA
UNAUDITED

	For the Three Months Ended September 30, 2017
(in thousands)	PI	RMW	Corporate	Elim	CoreLogic
Net income/(loss) from continuing operations	$31,661	$52,584	$(53,417)	$—	$30,828
Income taxes	—	—	11,709	—	11,709
Depreciation and amortization	34,086	6,018	5,222	—	45,326
Interest expense, net	426	56	15,811	—	16,293
Stock-based compensation	2,925	876	4,817	—	8,618
Non-operating losses and other	2,393	16,500	4,632	—	23,525
Efficiency investments	—	—	1,069	—	1,069
Transaction costs	—	—	1,025	—	1,025
Amortization of acquired intangibles included in equity in losses of affiliates	273	—	—	—	273
Adjusted EBITDA	$71,764	$76,034	$(9,132)	$—	$138,666

	For the Three Months Ended September 30, 2016
(in thousands)	PI	RMW	Corporate	Elim	CoreLogic
Net income/(loss) from continuing operations	$28,325	$76,749	$(69,072)	$—	$36,002
Income taxes	—	—	16,405	—	16,405
Depreciation and amortization	33,280	6,304	4,914	—	44,498
Interest expense, net	949	55	13,344	—	14,348
Stock-based compensation	3,835	1,195	5,510	—	10,540
Non-operating losses and other	—	—	19,037	—	19,037
Efficiency investments	—	—	1,065	—	1,065
Transaction costs	807	—	(84)	—	723
Amortization of acquired intangibles included in equity in losses of affiliates	723	—	—	—	723
Adjusted EBITDA	$67,919	$84,303	$(8,881)	$—	$143,341

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EPS
UNAUDITED

	For the Three Months Ended September 30,
(diluted income per share)	2017	2016
Net income from continuing operations	$0.36	$0.40
Stock-based compensation	0.10	0.12
Non-operating losses and other	0.28	0.22
Efficiency investments	0.01	0.01
Transaction costs	0.01	0.01
Depreciation and amortization of acquired software and intangibles	0.21	0.19
Amortization of acquired intangibles included in equity in losses of affiliates	—	0.01
Income tax effect on adjustments	(0.25)	(0.23)
Adjusted EPS	$0.72	$0.73

CORELOGIC, INC.
RECONCILIATION TO FREE CASH FLOW
UNAUDITED

(in thousands)	For the Twelve Months Ended September 30, 2017
Net cash provided by operating activities - continuing operations	$365,410
Purchases of property and equipment	(38,589)
Purchases of capitalized data and other intangible assets	(34,039)
Free Cash Flow	$292,782